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                                                                    EXHIBIT 3.11

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                   SUNOCO PARTNERS MARKETING & TERMINALS L.P.

     This Certificate of Limited Partnership, dated December 12, 2001, has been duly executed and is filed pursuant to Section 2.01 of the Texas Revised Limited Partnership Act (the "Act") to form a limited partnership under the Act.

     1. Name. The name of the limited partnership is "Sunoco Partners Marketing & Terminals L.P."

     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 1.06 of the Act is:

        CT Corporation System
        1021 Main Street, Suite 1150 Houston,
        Texas 77002.

The name and the address of the registered agent for service of process required to be maintained by Section 1.06 of the Act are:

        CT Corporation System
        1021 Main Street, Suite 1150 Houston,
        Texas 77002.

     3. Principal Office. The address of the principal office in the United States where records are to be kept or made available under Section 1.07 of the Act is 1801 Market Street, Philadelphia, Pennsylvania, 19103.

     4. General Partner. The name and the business, residence or mailing address of the general partner are:

        Sunoco R&M (In) LLC
        1801 Market Street
        Philadelphia, PA 19103.

     EXECUTED as of the date written first above.

                                       SUNOCO R&M (IN) LLC
                                       Its General Partner

                                       By: /s/ James L. Fidler
                                          -------------------------------------
                                       Name: James L. Fidler
                                       Title: Director, President and Treasurer